Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-76546

                                3,000,000 SHARES

                                       OF

                          CHESAPEAKE ENERGY CORPORATION

                  6.75% Cumulative Convertible Preferred Stock

                     (Liquidation Preference $50 per share)

                                       and

                                  Common Stock,

                           (Par Value $.01 per share)



                           PROSPECTUS SUPPLEMENT NO. 6
                               DATED JUNE 17, 2002
                      TO PROSPECTUS DATED JANUARY 30, 2002





         The selling securityholders table on page 27 and 28 of the prospectus is amended by this supplement no. 6 to read as follows.

                                   Number of                   Number of                                   Number of
                                   Shares of                   Shares of                                   Shares of
                                   Preferred     Number of     Preferred      Number of      Number of   Common Stock
                                     Stock       Shares of    Stock to be     Shares of      Shares of   to be Owned
                                 Beneficially    Preferred    Owned After   Common Stock   Common Stock        After
                                  Owned Prior   Stock Being   Completion    Beneficially      Being       Completion
                                    to the        Offered       of the     Owned Prior to    Offered        of the
Name                               Offering       Hereby       Offering     the Offering      Hereby       Offering
AIG Soundshore Holdings Ltd......    139,500       139,500           0        905,843          905,843           0
AIG Soundshore Opportunity
Holding Fund Ltd.................     76,400        76,400           0        496,103          496,103           0
AIG Soundshore Strategic
Holding Fund Ltd.................     46,100        46,100           0        299,350          299,350           0
Alpine Associates................    100,000       100,000           0        649,350          649,350           0
Alpine Partners, L.P.............     15,000        15,000           0         97,403           97,403           0
Argent Classic Convertible
Arbitrage Fund (Bermuda) Ltd.....     20,000        20,000           0        129,870          129,870           0
Argent LowLev Convertible
Arbitrage Fund Ltd...............     40,000        40,000           0        259,740          259,740           0
Bear, Stearns & Co. Inc..........      5,000         5,000           0         32,468           32,468           0
BGI Global Investors c/o Forest
Investment Mngt. L.L.C...........      6,200         6,200           0         40,260           40,260           0
Banc of America Securities
LLC..............................    180,000       180,000           0      1,168,830        1,168,830           0
Credit Suisse First Boston
Corporation......................    128,500       128,500           0        834,415          834,415           0
CSFB Convertible and
Quantitative Strategies..........     50,000        50,000           0        324,675          324,675           0
Fidelity Financial Trust:
Fidelity Convertible Securities
Fund.............................    405,000       405,000           0      2,629,868        2,629,868           0
First Union National
Bank.............................    295,000       295,000           0      1,915,583        1,915,583           0
FIST - Franklin Convertible
Securities Fund..................     40,000        40,000           0        259,740          259,740           0
Forest Alternative Strategies
II...............................      1,800         1,800           0         11,688           11,688           0
Forest Fulcrum Fund L.L.P........     20,000        20,000           0        129,870          129,870           0
Forest Global Convertible Fund
Series A-5.......................     75,600        75,600           0        490,909          490,909           0
FTIF - Franklin Income Fund......      1,000         1,000           0          6,494            6,494           0
Franklin Custodian Fund -
Income Fund......................    270,800       270,800           0      1,758,440        1,758,440           0
FTVIPT - Franklin Income
Securities Fund..................     18,000        18,000           0        116,883          116,883           0
Global Bermuda Limited
Partnership......................      4,000         4,000           0         25,974           25,974           0
HFR TQA Master Trust.............     10,000        10,000           0         64,935           64,935           0
Highbridge International LLC.....     10,000        10,000           0         64,935           64,935           0
Jefferies & Co...................     88,000        88,000           0        571,428          571,428           0
KBC Financial Products USA Inc...     17,500        17,500           0        113,636          113,636           0
Lakeshore International Ltd......     16,000        16,000           0        103,896          103,896           0
LDG Limited......................     10,000        10,000           0         64,935           64,935           0
Lipper Convertibles, L.P.........    150,000       150,000           0        974,025          974,025           0
LLT Limited......................      6,200         6,200           0         40,260           40,260           0
Lyxor Master Fund................      2,000         2,000           0         12,987           12,987           0
Navigator Offshore Fund, Ltd.....     15,000        15,000           0         97,403           97,403           0
Navigator Partners L.P...........      3,000         3,000           0         19,481           19,481           0
The Northwestern Mutual Life
Insurance Company................     30,000        30,000           0        194,805          194,805           0
Onex Industrial Partners
Limited..........................      7,250         7,250           0         47,078           47,078           0
Pebble Capital Inc...............      3,000         3,000           0         19,481           19,481           0
Peoples Benefit Life Insurance
Company/TEAMSTERS................     17,500        17,500           0        113,636          113,636           0
Ramius Capital Group.............     10,000        10,000           0         64,935           64,935           0
RBC Capital Services Inc.  c/o
Forest Investment Mngt. LLC......      1,500         1,500           0          9,740            9,740           0
RCG Halifax Master Fund Ltd......      5,000         5,000           0         32,468           32,468           0
RCG Latitude Master Fund Ltd.....     15,000        15,000           0         97,403           97,403           0
RCG Multi Strategy LP............     10,000        10,000           0         64,935           64,935           0
Retail Clerks Pension Trust #2...     17,500        17,500           0        113,636          113,636           0
Silvercreek Limited Partnership..      5,000         5,000           0         32,468           32,468           0
Silvercreek II Limited...........      9,750         9,750           0         63,312           63,312           0
Speer, Leeds & Kellogg L.P.......     10,000        10,000           0         64,935           64,935           0
Sunrise Partners LLC.............    269,000       269,000           0      1,746,752        1,746,752           0
Sylvan (IMA) Ltd. c/o Forest
Investment Mngt. L.L.C...........      7,500         7,500           0         48,701           48,701           0
TQA Master Fund, LTD.............     50,000        50,000           0        324,675          324,675           0
TQA Master Plus Fund, LTD........     45,000        45,000           0        292,208          292,208           0
UBS O'Connoz LLC F/B/O UBS Global
Equity Arbitrage Master Ltd......     70,000        70,000           0        454,545          454,545           0
White River Securities L.L.C.....      5,000         5,000           0         32,468           32,468           0
Yield Strategies Fund I, LP......      7,500         7,500           0         48,701           48,701           0
Yield Strategies Fund II, LP.....      7,500         7,500           0         48,701           48,701           0
Zurich Master Hedge Fund c/o
Forest Investment Mngt. L.L.C....      6,200         6,200           0         40,260           40,260           0

Total                              2,874,800

(1) The stated amounts, to the extent they describe common stock issuable upon conversion of the holder's preferred stock, assume conversion of all of the holders' preferred stock at a conversion ratio of 6.4935 shares of our common stock per share of preferred stock. This conversion ratio, however, will be subject to adjustment as described under "Description of the Preferred Stock - Conversion Price Adjustment". As a result, the number of shares of our common stock issuable upon conversion of the preferred stock and, therefore, attributable to holders of preferred stock, may increase or decrease in the future.